Exhibit 99.1

November 14, 2017

Kentucky Utilities announces the upcoming retirement of two coal-fired units

(LEXINGTON, Ky.) – Kentucky Utilities Company announced today that the combination of stricter environmental regulations and customers’ embracing energy-efficiency measures will enable the utilities to retire two of the company’s oldest coal-fired units.

In making its decision, KU analyzed a number of alternatives for meeting the anticipated stricter Environmental Protection Agency regulations, including the Coal Combustion Residuals (CCR) rule, and the increased use of LED lighting and other energy efficiency measures. Based on those factors, the company determined the least-cost solution for customers is to retire two older coal-fired units at the E.W. Brown Generating Station in February 2019.

Brown 1 began commercial operation 60 years ago in 1957 and has a generation capacity of about 106 megawatts. Brown 2 began commercial operation six years later in 1963 and has a generation capacity of about 166 megawatts. They are already the most expensive units in the company’s coal fleet to operate and maintain on a dollars-per-megawatt of generation basis and, given their age and relatively smaller size, it would not be financially prudent to invest millions of additional dollars to meet the CCR rule.

“We are continually looking for opportunities to reduce costs for customers while maintaining a reliable supply of energy,” said Paul W. Thompson, LG&E and KU president and chief operating officer. “Retiring two of our oldest and most expensive coal-fired generating units, while also avoiding more costly environmental capital expenditures for compliance, benefits our customers.”

There are no employee separations as a result of this closure due to new projects and normal attrition. E.W. Brown, located in Harrodsburg, will continue to operate a 409-megawatt, coal-fired unit at the site. Brown generating station also continues to be home to Kentucky’s largest universal solar facility at 10 megawatts; a 33-megawatt hydroelectric facility; and seven natural gas-fired combustion turbines capable of producing up to 906 megawatts of energy, typically used at peak demand times.

“This is another example of how LG&E and KU are evolving to meet the ever-changing energy needs of our customers,” added Thompson.

The closure of Brown units 1 and 2 brings the total coal-fired generating units retired by KU and its sister utility, Louisville Gas and Electric Company, to eight in just under five years. Tyrone Generating Station was retired in 2013, Cane Run generating units 4, 5 and 6 were retired in the summer of 2015, and Green River units 3 and 4 were retired later that same year.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve nearly 1.3 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 324,000 natural gas and 407,000 electric customers in Louisville and 16 surrounding counties. KU serves 549,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.